EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 1/15/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/15/2025	Sell	16,318	11.97
1/16/2025	Sell	50,043	12.06
1/17/2025	Sell	45,524	12.12
1/21/2025	Sell	8,300	12.21
1/22/2025	Sell	41,575	12.17
1/23/2025	Sell	11,886	12.02
1/24/2025	Sell	16,681	12.01
1/30/2025	Sell	16,600	12.11
1/31/2025	Sell	16,213	12.15
2/3/2025	Sell	8,836	12.13
2/4/2025	Sell	37,303	12.14
2/5/2025	Sell	41,193	12.20
2/6/2025	Sell	28,936	12.23
2/7/2025	Sell	37,630	12.21
2/10/2025	Sell	36,434	12.24